Exhibit 99.1

Terayon Digital Ad Insertion Capabilities Help Digital Video Service
Providers Generate More Advertising Revenue

Terayon Continues Network CherryPicker Innovation and Leadership in Digital Ad Insertion

Santa Clara, California — March 28, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital networking applications and home access solutions, today announced significant new digital advertising insertion capabilities for its DM 6400 Network CherryPicker™ platform. These innovations enable digital video service providers to generate more revenue from their local ad inventory, streamline their ad insertion systems to reduce operational costs and complexity and ease the analog-to-digital transition by enabling local ad insertion into any digital programming, regardless of the source or transport network.

     Through extensions to its already robust IP (Internet Protocol) video capabilities, the DM 6400 is now the first available platform that enables the insertion of local, targeted ads directly into MPEG-2 video streams carried over standards-based IP networks. As cable operators, telecommunications carriers and other service providers migrate to IP-delivered video services, their need to grow ad revenues from those services is critical for a successful business model.

     The DM 6400 also leverages the power and flexibility of standards-based Gigabit Ethernet networking technology to allow operators to locate ad servers and ad splicers at different points along their networks. This enables them to streamline the costs and operational overhead associated with the production, distribution and storage of the ad assets, while maintaining the ability to insert those ads at the local level.

     Complementing its support for local ad insertion over IP-based networks, the DM 6400 now also provides a unique capability that enables operators to implement digital ad insertion services in digital channels that do not include industry standard SCTE (Society of Cable Telecommunications Engineers) digital cue tones. Many of the digital channels delivered to headends still include legacy analog cue tones, which are not recognized or supported by digital ad insertion systems. To overcome this, the DM 6400 converts these legacy tones into industry standard digital cue tones, priming the content for seamless national, regional, zoned or local digital ad insertion. This enables operators to cost-effectively insert digital cue tones in the programs before these programs are distributed in a full digital format to regional headends for local ad insertion based on the SCTE 35 standard.

     “Terayon has been at the forefront of digital ad insertion from its inception through its key role in the development of the SCTE’s digital ad insertion standards and by being the first to deploy both SD (Standard Definition) and HD (High Definition) digital ad insertion solutions and to offer digital ad insertion capabilities for video delivered over IP networks,” said Fabrice Quinard, vice president, Terayon digital video solutions. “The new ad insertion capabilities for our DM 6400 — the most widely deployed ad splicer in the market — are the latest example of our ongoing commitment to innovation and to providing our customers with solutions that help them evolve faster to capitalize on the new opportunities brought on by the migration to all-digital and IP networks.”

     Terayon will demonstrate the DM 6400’s new ad insertion capabilities — in addition to the new features and capabilities of its entire digital video solutions and home access product lines — at the upcoming National Show at San Francisco’s Moscone Center (booth 6672), April 3 through April 5.

About the Terayon DM 6400 Network CherryPicker

     The DM 6400 is the flagship model in the Terayon Network CherryPicker line of digital video networking platforms. The DM 6400 utilizes advanced proprietary ASIC (Application Specific Integrated Circuit) chips designed for the unique computational requirements of MPEG compressed digital video, and powerful, patented digital video processing software to deliver the highest possible picture quality for both standard definition (SD) and HD digital video services. Unlike alternative solutions based on generic hardware and software, the CherryPicker’s combination of powerful ASICs and optimized, purpose built software delivers the optimal balance between cost effectiveness, processing capacity and superior picture quality.

     In addition to superior picture quality, the greater processing power provided by Terayon’s ASICs enable a single DM 6400 to support multiple digital video applications simultaneously, such as rate shaping while ad splicing — a capability unique in the marketplace today. Further, because of the flexible software architecture designed into the DM 6400 platform, Terayon has and will continue to develop and add new functionality, improve quality and support new standards, including MPEG-4 AVC and VC-1.

About Terayon

     Terayon Communication Systems, Inc. accelerates its customer’s ability to evolve to capitalize on new business opportunities through its digital video networking applications and home access solutions. The growth of all-digital and IP-based services such as growth of HD, DVRs, VoIP, coupled with the rise in competition from new sources, have disrupted the business and advertising models of companies who provide entertainment, communications and information, forcing them to adapt and grow or suffer. With Terayon, their networks exploit the challenge, rapidly adapt to change and capitalize on business opportunities without costly infrastructure upgrades. Recognizing the mission critical nature of video and data, Terayon enables its customers to deliver picture perfect results where it matters most — on the screen and the bottom line.

     Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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Press contact:	Investor contact:
Paul Schneider	Eileen Morcos-Rauchberg
PSPR	Hill & Knowlton
(215) 702-9784	(323) 966-5748
pspr@att.net	eileen.morcos@hillandknowlton.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance and capabilities of the DM 6400 Network CherryPicker, service providers migration to delivering video services via IP, as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.